Exhibit 10.2

PURCHASE AND SALE AGREEMENT

          THIS Purchase and Sale Agreement (this “Agreement”) is by and between VERILINK CORPORATION, a Delaware corporation (“Seller”), and CORCORAN CAPITAL LLC, its assigns or designees (“Purchaser”). Seller and Purchaser are sometimes collectively referred to as the “Parties” and individually as a “Party”.

W I T N E S S E T H:

          Section 1.  Contract.

          Pursuant to the provisions of this Agreement, in consideration of the representations, warranties, covenants, agreements, waivers, and releases set forth herein, Seller agrees to sell and convey the Property (as herein defined) to Purchaser, and Purchaser agrees to purchase the Property from Seller.

          Section 2.  Property.

          Seller shall convey to Purchaser all of Seller’s right, title and interest as Lessee under that certain Lease Agreement by and between The Industrial Development Board of the City of Huntsville, as lessor, and Explorer Properties, Ltd., as lessee, dated April 1, 1987, as amended , (the “IDB Lease”) for the lease of a tract of land located in Madison County, Alabama (the “Land”), together with all improvements located thereon (the “Improvements”), more particularly described on Exhibit “A” attached hereto and incorporated herein and all of Seller’s right, title and interest as landlord under that certain “Triple Net” Lease Agreement dated August 2, 2002, as amended, by and between Seller and The Boeing Company for the use and occupancy of the Land (the “Boeing Lease”).

          All of the real and personal property, rights, privileges, interests, tenements, hereditaments, easements and appurtenances described or referred to in this Section 2 are collectively called the “Property”.

          Section 3.  Title Company; Delivery Date.

          This Agreement is not binding upon or effective with respect to either Party unless it has been duly executed by both Parties and delivered to Lanier Ford Shaver & Payne P.C. (the “Title Company”), 200 West Side Square, Suite 5000, Huntsville, Alabama 35801, Attention: Johnnie Vann, as issuing agent for First American Title Insurance Company (the “Title Underwriter”). If the Title Company does not receive two (2) original counterparts of this Agreement executed by the Parties prior to 5:00 p.m. CST on November 4, 2005 (the “Effective Date”), either Party may terminate this Agreement at any time after the Effective Date by notice to the other Party.

          Section 4.  Purchase Price; Escrow Deposits; Independent Contract Consideration.

          (a)          The purchase price (the “Purchase Price”) of the Property is Eight Million Two Hundred Thousand Dollars ($8,200,000.00). Subject to credits and adjustments as provided herein, Purchaser shall pay $8,200,000.00 of the Purchase Price at the Closing (as herein defined) in cash.

          (b)          Prior to 5:00 p.m. CST on or before the fifth (5th) business day after the Effective Date, Purchaser shall deliver to the Title Company the sum of One Hundred Thousand Dollars ($100,000.00) (the “Escrow Deposit”). The Title Company shall deposit the Escrow Deposit into an interest-bearing account.

The Parties direct the Title Company to deposit the Escrow Deposit only into accounts which are fully FDIC insured and which permit the withdrawal of all of the Escrow Deposit at any time without penalty or prior notice. Upon consummation of the Closing, the Escrow Deposit shall be applied toward payment of the Purchase Price, or, at Purchaser’s option, refunded to Purchaser. All deposits required to be made by Purchaser pursuant to this Section 4(b) shall be made in the form of certified or cashier’s check or other immediately available funds, payable to the Title Company.

          Section 5.  Commitment; Commitment Documents; Survey; Objection.

          (a)         Within five (5) business days after the Effective Date, Seller shall deliver or cause the Title Company (as to [i], [ii], [iii], and [iv] below) to prepare and deliver to Purchaser the following (collectively, the “Land Documents”):

             (i)          a Commitment for Title Insurance  (the “Commitment”) in the amount of the Purchase Price, dated after the Effective Date, issued by the Title Company, covering the Property, setting forth all matters which affect the Property;

(ii) a true and legible copy of each document referred to in the Commitment (the “Commitment Documents”);

             (iii)        a report of the results of searches made of the Uniform Commercial Code Records of Madison County, Alabama, and the office of the Secretary of State of Alabama and the Secretary of State of Delaware, under the name of Seller (the “UCC Searches”);

(iv) copies of the most recent tax bills and notices of assessed valuation relating to the Property; and

(v) copies of any and all surveys or plats of the Property in the possession or control of Seller.

          (b)         Within ten (10) days after receipt of the Land Documents, Purchaser shall notify Seller in writing of any matters disclosed in the Land Documents to which Purchaser objects (the “Objections”).  Following Seller’s receipt of Purchaser’s Objections, Seller shall have ten (10) days (the “Cure Period”) in which to cure and remove such objections and to cause the Title Company to issue and deliver to Purchaser a revised Commitment, showing all Objections cured and removed and no new matters. If Seller is unwilling or unable to cure and remove all Objections, Seller shall so notify Purchaser prior to the expiration of the Cure Period, whereupon Purchaser shall have the option to:

(i) purchase the Property by waiving the Objections which Seller is unwilling or unable to cure; or

(ii) within five (5) days after the expiration of the Cure Period, terminate this Agreement in accordance with the provisions of Section 16(a) hereof.

          (c)          Except for the Objections of which Purchaser notifies Seller prior to the expiration of the Inspection Period, matters set forth in the Commitment shall constitute “Permitted Exceptions”.

          Section 6.  Operational Documents; the Inspection Period; Purchaser’s Evaluation of the Property.

          (a)          Prior to 5:00 p.m. CST, on the fifth (5th) business day after the Effective Date, and from time to time thereafter as Seller receives or discovers same, Seller shall deliver or cause to be delivered to Purchaser the following (the “Operational Documents”) attributable to the Property:

(i) copies of any existing appraisals in Seller’s possession or control setting forth the value of the Land and the Improvements;

(ii) copies of any existing Phase I environmental reports, or other environmental site assessments, in Seller’s possession or control;

(iii) copies of any structural assessment reports covering all or any part of the Property and in Seller’s possession or control;

              (iv)       copies of all leases and all amendments, modifications, side letters, work letters, guarantees, options, commission agreements, default notices or letters (sent to tenant or received from tenant) and similar agreements relating to such leases, together with all lease commission agreements;

(v) all land surveys, reports of physical inspections of the Property, fire marshal reports and ADA assessments related to the Property (if any) in Seller’s possession;

              (vi)        current copies of all (A) ad valorem tax statements with respect to the Property; (B) cost estimates for repairs of the Property in the possession of Seller, if any; and (C) written notices received by Seller of non-compliance with any law, rule, regulation, ordinance, order, decree, or private restriction applicable to Seller, any portion of the Property, or any tenant of the Property, if any; and

(vii) copies of all service, maintenance, management or other contracts to which Seller is a party.

          Purchaser acknowledges that Seller may deliver or cause to be delivered, in addition to the items set out in items (i) through (vi) immediately above, certain documentation and information relating to the Property (hereinafter collectively referred to as the “Due Diligence Materials”). Until Closing, Purchaser and Purchaser’s agents shall maintain the Due Diligence Materials as confidential information.  If the purchase and sale of the Property is not consummated in accordance with this Agreement, regardless of the reason or the party at fault, Purchaser agrees to immediately upon demand re-deliver to Seller all copies of the Due Diligence Materials.

          (b)          From the Effective Date until 5:00 p.m. CST on December 19, 2005 (such period the “Inspection Period”), Seller grants to Purchaser and Purchaser’s agents, employees, and independent contractors the right to enter upon the Property; to conduct surveys and engineering, environmental, operational, market, economic feasibility, and other inspections, studies, and tests of the Property; to review and analyze the Property, the condition of the Property, the Land Documents, and the Operational Documents; and otherwise to evaluate and assess the Property.  Prior to Purchaser conducting any such inspections, studies, or tests upon the Property, Purchaser shall give Seller reasonable notice of Purchaser’s entry on the Property and shall permit a representative of Seller to be present. Additionally, Purchaser shall not unreasonably interrupt the business activities of any tenants on the Property.  Purchaser shall not conduct any invasive testing of the Property without Seller’s prior written approval (which shall not be unreasonably withheld, conditioned, or delayed); and Purchaser shall repair all damage to the Property caused by any such invasive testing. Purchaser shall indemnify Seller against liability for damages to the Property or injuries caused by Purchaser’s activities pursuant to this paragraph 6(b). Notwithstanding any provision of this Agreement to the contrary, Purchaser shall not have the right to undertake any environmental studies or testing beyond the scope of a standard “Phase I Environmental Assessment” without the prior written consent of Seller. Seller or its representative shall have the right to be present at the time of any review of the Property or any meeting with a tenant at the Property or with government officials on matters relating to the Property.

          (c)          Not fewer than five (5) days before the expiration of the Inspection Period, Seller shall use reasonable efforts to deliver or cause to be delivered to Purchaser estoppel certificates (the “Estoppel Certificates”) in a form acceptable to Purchaser and Purchaser’s lender, executed by The Industrial Development Board of the City of Huntsville as Lessor and by The Boeing Company as the lessee of the Land and Improvements. If Seller does not timely deliver to Purchaser the Estoppel Certificate signed by The Industrial Development Board of the City of Huntsville or The Boeing Company, then the Inspection Period shall automatically be extended for fifteen (15) days, whereupon Seller authorizes and consents to Purchaser’s direct contact with The Industrial Development Board of the City of Huntsville and/or The Boeing Company for the purpose of obtaining the Estoppel Certificates.

          (d)          If requested by Purchaser’s lender, within three (3) business days after Seller receives from Purchaser the form of Subordination, Non-Disturbance, and Attornment Agreement (the “Subordination Agreement”) which Purchaser and Purchaser’s lender agree upon, Seller shall use reasonable efforts to deliver a Subordination Agreement to The Boeing Company, requesting The Boeing Company to sign and return the Subordination Agreement within ten (10) days thereafter. Promptly upon Seller’s receipt of a signed Subordination Agreement, Seller shall deliver a copy of same to Purchaser. If Seller is unable to secure a Subordination Agreement from The Boeing Company not fewer than fifteen (15) days before the Closing Date, Seller shall so notify Purchaser, whereupon, Seller authorizes and consents to Purchaser’s direct contact with The Boeing Company for the purpose of obtaining the Subordination Agreement. Seller shall use reasonable efforts to obtain the written consent of The Industrial Development Board of the City of Huntsville to the assignment of the IDB lease to Purchaser and subordination agreements that Purchaser, or its lender, may reasonably request.

          (e)          If Purchaser decides, for any reason, in Purchaser’s sole discretion, not to purchase the Property, Purchaser must so notify Seller in writing prior to the expiration of the Inspection Period, and such notification shall constitute a termination of this Agreement pursuant to the provisions of Section 16(a) hereof.  In such event, the Initial Earnest Money, together with any interest earned thereon, shall be immediately paid over to Purchaser.

          Section 7.  Covenants and Agreements by Seller; Conditions to Closing.

          (a)          Seller covenants and agrees that, from and after the Effective Date, Seller shall:

(i) not modify; the IDB Lease or the Boeing Lease except for proposed amendments previously disclosed by the Seller to the Purchaser;

             (ii)         keep or cause to keep in full force and effect all existing fire, extended coverage, casualty, liability, rent loss, and other insurance policies which are presently in effect with respect to any portion of the Property;

             (iii)        promptly perform Seller’s obligations pursuant to the IDB Lease and the Boeing Lease,  and all instruments, documents, and other writings related to any portion of the Property, including, without limitation, all deeds of trust, security agreements, loan agreements, assignments, and other writings evidencing, securing, or pertaining to any indebtedness secured in whole or in part by any portion of or interest in the Property;

             (iv)         unless required by any governmental authority, not enter into, record, or consent to any easement, encumbrance, lien, subdivision plat, option, covenant, license, permit, agreement, change in zoning classification, or other matter with respect to any portion of the Property; and

             (v)          not cause, consent to, or permit any action to be taken which could result in any of the representations or warranties made by Seller in this Agreement to be false or misleading in whole or in part on or as of the Closing Date. Seller shall promptly notify Purchaser of the occurrence of any event or condition which causes a change in the facts related to any of Seller’s representations or warranties made in this Agreement.

          (b)          Notwithstanding any other provisions of this Agreement, Purchaser’s obligation to consummate the transaction contemplated in this Agreement is subject to and conditioned upon each of the following conditions being satisfied at the expiration of the Inspection Period and thereafter through the Closing Date:

             (i)          Seller must have timely performed and complied with all obligations, covenants, and agreements which are to be performed or complied with by Seller on or before the Closing Date pursuant to the provisions of this Agreement;

(ii) all of Seller’s representations and warranties must have been true, complete, and accurate when made and must be true, complete, and accurate on the Closing Date; and

             (iii)        Seller must be ready, willing and able to deliver warranty deed conveying Improvements in form acceptable to Purchaser and Title Company and the Title Company must be ready, willing, and able to issue to Purchaser the Title Policy (as herein defined).

          (c)          If any condition to Purchaser’s obligations pursuant to this Agreement is not satisfied on or prior to the Closing Date, or waived in writing by Purchaser, then Purchaser may terminate this Agreement in accordance with the provisions of Section 16(a) hereof. The conditions set forth in Section 7(b) hereof are for the benefit of Purchaser and may be waived only by Purchaser. Seller shall not act in any manner so as to cause any of the conditions to fail.

          (d)          Notwithstanding any other provisions of this Agreement, Seller’s obligation to consummate the transaction contemplated in this Agreement is subject to and conditioned upon each of the following conditions:

             (i)          Purchaser must have timely performed and complied with all obligations, covenants, and agreements which are to be performed or complied with by Purchaser on or before the Closing Date pursuant to the provisions of this Agreement; and

(ii) all of Purchaser’s representations and warranties must have been true, complete, and accurate when made and must be true, complete, and accurate on the Closing Date.

          (e)          If any condition to Seller’s obligations pursuant to this Agreement is not satisfied on or prior to the Closing Date, or waived in writing by Seller, then Seller may terminate this Agreement in accordance with the provisions of Section 16(a) hereof. The conditions set forth in Section 7(d) hereof are for the benefit of Seller and may be waived only by Seller. Purchaser shall not act in any manner so as to cause any of the conditions to fail.

          Section 8.  Representations and Warranties by Purchaser.

          As an inducement to Seller to enter into this Agreement and to sell the Property, with the intention that Seller rely on Purchaser’s representations and warranties set forth herein, and that Purchaser’s representations and warranties herein survive the Closing (whether or not contained in any document delivered at the Closing), Purchaser represents and warrants to Seller as of the Effective Date, as of the Closing Date, and at all times between the Effective Date and the Closing Date that, subject to the provisions of Section 16(a) hereof, Purchaser is duly organized, validly existing, and in good standing under the laws of the state of its organization; Purchaser has all requisite power and authority, has taken all actions required by its organizational documents and applicable law, and has obtained all necessary consents, to execute and deliver this Agreement and to perform Purchaser’s undertakings pursuant to this Agreement; neither the execution of this Agreement, nor the consummation by Purchaser of the transactions contemplated hereby (a) conflicts with, results in a breach of the terms, conditions, or provisions of, constitutes a default under, or results in a termination of, any trust, agreement, or instrument to which Purchaser is a party or by which Purchaser is bound; (b) violates any restriction to which Purchaser is subject; (c) constitutes a violation of any code, resolution, law, statute, regulation, ordinance, judgment, rule, decree, order, agreement, organizational document, operating agreement or bylaw applicable to Purchaser; or (d) results in the creation of any lien, charge, or encumbrance upon any portion of the Property. This Agreement is the legal, valid, and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms.

          Section 9.  Representations and Warranties by Seller.

          As an inducement to Purchaser to enter into this Agreement and to purchase the Property, with the intention that Purchaser rely on Seller’s representations and warranties set forth herein and that Seller’s representations and warranties herein survive the Closing (whether or not contained in any document delivered at Closing), Seller continuously represents and warrants to Purchaser as of the Effective Date, as of the Closing Date, and at all times between the Effective Date and the Closing Date as follows:

          (a)          Seller is a Delaware corporation, duly organized, validly existing, and in good standing under the laws of the state of its organization and is qualified to transact business in the state of Alabama; Seller has all requisite power and authority, has taken all actions required by its organizational documents and applicable law, and has obtained all necessary consents, to execute and deliver this Agreement, to perform Seller’s undertakings pursuant to this Agreement, and to consummate the transactions contemplated in this Agreement; neither the execution of this Agreement nor the consummation by Seller of the transactions contemplated hereby (i) conflicts with, results in a breach of the terms, conditions, or provisions of, constitutes a default under, or results in a termination of, any trust, agreement, or instrument to which Seller is a party or by which Seller is bound (other than any mortgage financing to be paid off at Closing); (ii) violates any restriction to which Seller is subject; (iii) constitutes a violation of any code, resolution, law, statute, regulation, ordinance, judgment, rule, decree, order, agreement, organizational document, operating agreement, or bylaw applicable to Seller or any portion of the Property; or (iv) results in the creation of any lien, charge, or encumbrance upon any portion of the Property. Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Internal Revenue Code. This Agreement is the legal, valid, and binding agreement of Seller, enforceable against Seller in accordance with its terms;

          (b)          There are no actions, suits or proceedings pending or, to Seller’s knowledge, threatened against, by or affecting Seller which affect title to the Property or which question the validity or enforceability of the Agreement or of any action taken by Seller under this Agreement, in any court or before any governmental authority, domestic or foreign.

          (c)          To Seller’s actual knowledge, there are no pending, threatened or contemplated actions (including without limitation condemnation, environmental claims or investigations, or claims of involuntary liens) involving all or any portion of the Property; nor to Seller’s knowledge is there any existing, proposed or contemplated plan to widen, modify or realign any public rights-of-way located adjacent to any portion of the Property.

          (d)          Seller has not entered into any lease (other than the Boeing Lease or IDB Lease) or other agreement for the use, occupancy or possession of the Property which is presently in force with respect to all or any portion of the Property.

          (e)          Seller has not entered into any management, maintenance, service or other contracts with respect to the Property other than those, if any, set out on Exhibit “B” attached hereto. Except as set forth on Exhibit “B” all such contracts, if any, are terminable upon no more than thirty (30) days notice. Upon written notice from Purchaser given no later than thirty (30) days prior to the Closing Date, Seller agrees to terminate as of the Closing Date any of the Service Agreements which Purchaser specifically elects in such written notice not to assume.

          (f)          Seller does hereby warrant and represent to Purchaser that:

                       (i)          Except to the extent that the same may have been located on or may have constituted apart of the Property on the date Seller purchased the Property from its previous owner, no Hazardous Materials (hereinafter defined) have been, are, or will be prior to the Settlement Date, contained in, treated, stored, handled, located on, discharged from, or disposed of on, or constitute a part of , the Property, except in accordance with all applicable laws. As used herein, the term “Hazardous Material” shall include without limitation, any asbestos, urea formaldehyde foam insulation, flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or related or unrelated substances or materials defined, regulated, controlled, limited or prohibited in the Comprehensive Environmental Response Compensation and Liability Act of 1980 (CERCLA), as amended (42 U.S.C. Sections 9601, et seq.), the hazardous Materials Transportation Act, as amended(49 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act (RCRA), as amended (43 U.S.C. Section 6901, et seq.), the Clean Water Act, as amended (33 U.S.C. Sections 1251 et seq.), the Clean Air Act, as amended (42 U.S.C. Sections 7401, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Sections 2601, et seq), and in the rules and regulations adopted and publications promulgated pursuant thereto to and in the rules and regulations of the Occupational Safety and Health Administration (OSHA) pertaining to occupational exposure to asbestos, as amended, or in any other federal, state or local environmental law, ordinance, rule ,or regulation now or hereafter in effect;

                       (ii)         No underground storage tanks, whether in use or not in use, are located in, on or under any part of the Property;

                       (iii)        All of the Property complies and will through the Closing Date comply in all respects with applicable environmental laws, rules, regulations, and court or administrative order;

                       (iv)         There are no pending claims or threats of claims by private or governmental or administrative authorities relating to environmental impairment, conditions, or regulatory requirements with respect to the Property; and

                       (v)          Seller shall give immediate oral and written notice to Purchaser of its receipt of any notice of a violation of any law, rule or regulation covered by this paragraph, or of any notice of other claim relating to the environmental condition of the Property, or of its discovery of any matter which would make the representation, warranties and/or covenants herein to be inaccurate or misleading in any respect.

                    (g)          EXCEPT AS EXPRESSLY SET FORTH HEREIN, SELLER DOES NOT, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, AND SELLER SHALL NOT, BY THE EXECUTION AND DELIVERY OF ANY DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED IN CONNECTION WITH CLOSING, MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE WHATSOEVER, WITH RESPECT TO THE PROPERTY, AND ALL SUCH WARRANTIES ARE HEREBY DISCLAIMED, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH HEREIN, SELLER MAKES, AND SHALL MAKE, NO EXPRESS OR IMPLIED WARRANTY AS TO MATTERS  OF ZONING, TAX CONSEQUENCES, PHYSICAL OR ENVIRONMENTAL CONDITION (INCLUDING, WITHOUT LIMITATION, LAWS, RULES, REGULATIONS, ORDERS AND REQUIREMENTS PERTAINING TO THE USE, HANDLING, GENERATION, TREATMENT, STORAGE OR DISPOSAL OF ANY TOXIC OR HAZARDOUS WASTE OR TOXIC, HAZARDOUS OR REGULATED SUBSTANCE), VALUATION, GOVERNMENTAL APPROVALS, GOVERNMENTAL REGULATIONS OR ANY OTHER MATTER OR THING RELATING TO OR AFFECTING THE PROPERTY, (HEREINAFTER COLLECTIVELY CALLED THE “DISCLAIMED MATTERS”.  PURCHASER AGREES THAT EXCEPT AS EXPRESSLY SET FORTH HEREIN AND IN THE WARRANTY DEED CONVEYING THE IMPROVEMENTS, WITH RESPECT TO THE PROPERTY, PURCHASER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER.  EXCEPT AS EXPRESSLY SET FORTH HEREIN, SELLER SHALL SELL AND CONVEY TO PURCHASER, AND PURCHASER SHALL ACCEPT, THE PROPERTY “AS IS,” “WHERE IS,” AND WITH ALL FAULTS, AND THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS, COLLATERAL TO OR AFFECTING THE PROPERTY BY SELLER OR ANY THIRD PARTY.

          Section 10.  Closing.

          (a)          The consummation of the transaction contemplated in this Agreement (the “Closing”) shall occur on or before 10:00 a.m., on December 23, 2005, (the “Closing Date”), in the offices of the Title Company at 200 West Side Square, Suite 5000, Huntsville, Alabama  35801.

          (b)          Seller’s Deliveries: On or before the Closing Date, Seller shall execute, swear to, acknowledge, and deliver or cause to be delivered in escrow to the Title Company the following documents, each in form satisfactory to Purchasers:

             (i)          an Assignment and Assumption of Lease (the “IDB Lease Assignment”), pursuant to which (A) Seller assigns and conveys to Purchaser Seller’s interest as lessee under the IDB Lease,  and (B) Purchaser assumes all obligations of Seller as lessee pursuant to the IDB Lease which arise after the Closing Date;

(ii) a Warranty Deed conveying all of Seller’s right, title and interest in the Improvements;

             (iii)        an Assignment (the “Assignment”) assigning and transferring to Purchaser all warranties, guarantees and contracts relating to the construction or repair of the Property to the extent assignable and owned by Seller;

             (iv)         an Assignment and Assumption of Lease (the “Boeing Lease Assignment”), pursuant to which (A) Seller assigns and conveys to Purchaser all of Seller’s rights as landlord under the Boeing Lease and (B) Purchaser assumes all obligations of Seller as landlord pursuant to the Boeing Lease which  arise after the Closing Date.

             (v)          a Certificate of Representations (the “Certificate”), restating Seller’s representations and warranties herein and certifying that all such representations and warranties are true, correct, and complete as of the Closing Date;

             (vi)         such instruments, documents, affidavits, and other writings, if any, as the Title Company may require in order to issue to Purchaser the Title Policy without exception for choate or inchoate mechanic’s or materialman’s liens or parties in possession (other than Tenants identified in the Closing Rent Roll);

(vii) if not previously delivered to Purchaser during the Inspection Period, all original leases, permits (to the extent in Seller’s possession), Estoppel Certificates, and Subordination Agreements;

(viii) keys to all locks in the Improvements, properly tagged for identification, and all other keys related to the Property in Seller’s possession;

             (ix)         evidence reasonably satisfactory to Purchaser and the Title Company that the person(s) executing this Agreement and any other documents with respect to the transaction contemplated by this Agreement on behalf of Seller has full right, power, and authority to do so;

             (x)          a Settlement Statement (“Seller’s Settlement Statement”) prepared by the Title Company and dated as of the Closing Date, setting forth all items of credit and debit with respect to Seller’s transaction contemplated in this Agreement, in form and substance approved by Seller;

             (xi)         an Owner’s Policy of Title Insurance (the “Title Policy”) dated the Closing Date, issued by the Title Underwriter through the Title Company (ALTA 1992 Policy Form), naming Purchaser as the insured owner of the Land and the Improvements in the amount of the Purchase Price, subject to no exceptions other than the Permitted Exceptions, the right of the current tenants; and

(xii) any and all other documents, including but not limited to an Owner’s Affidavit, reasonably required by Purchaser or the Title Company to consummate the Closing.

          Consummation of the Closing and the payment of the Purchase Price shall be deemed to be conclusive satisfaction of Seller’s Deliveries.

          (c)          Purchaser’s Deliveries: Provided the conditions to Purchaser’s obligations set forth in Section 7(b) hereof have been satisfied by Seller or waived in writing by Purchaser, on or before the Closing Date Purchaser shall execute, acknowledge, and deliver or cause to be delivered in escrow to the Title Company the following:

             (i)          the cash portion of the Purchase Price, together with such additional sum, if any, as is necessary to pay Purchaser’s Closing costs as set forth in Section 11(a) hereof, in the form of good funds wire transferred to the Title Company and available for disbursement by the Title Company on the Closing Date;

(ii) Intentionally left blank.

(iii) Intentionally left blank;

(iv) the IDB Lease Assignment (if applicable) and the Boeing Lease Assignment:

(v) two (2) counterparts of the Assignment;

             (vi)        evidence reasonably satisfactory to Seller and the Title Company that the person(s) executing this Agreement and any other documents with respect to the transaction contemplated by this Agreement on behalf of Purchaser has full right, power, and authority to do so;

             (vii)       a Settlement Statement (“Purchaser’s Settlement Statement”) prepared by the Title Company and dated as of the Closing Date, setting forth all items of credit and debit with respect to Purchaser’s transaction contemplated in this Agreement, in form and substance approved by Purchaser;

(viii) any and all other documents reasonably required by Seller or the Title Company to consummate the Closing.

          Section 11.   Closing Costs; Possession.

          (a)          Purchaser’s Closing Costs. At the Closing, Purchaser shall pay each and all of the following Closing costs:

(i) Purchaser’s proportionate share of the items prorated pursuant to Section 12 hereof;

             (ii)         Purchaser’s attorney’s fees incurred in drafting and negotiating this Agreement, in reviewing the Land Documents, the Operational Documents, the Estoppel Certificate, and the Subordination Agreement, and in closing the transaction contemplated in this Agreement; and

             (iii)        all points and expenses of every kind and nature in connection with Purchaser’s purchase of the Property and financing of any portion of the Purchase Price, including, without limitation, all Title Insurance premiums (owner’s and mortgagee’s) and the cost of the survey.

          (b)          Seller’s Closing Costs. At the Closing, Seller shall pay each and all of the following Closing costs:

(i) Seller’s attorney’s fees incurred in drafting and negotiating this Agreement, the assignments and in closing the transaction contemplated in this Agreement;

(ii) All transfer taxes and recording fees; and

(iii) Seller’s proportionate share of the items prorated pursuant to Section 12 hereof.

          (c)          Upon completion of the Closing, Seller shall deliver possession of the Property to Purchaser subject only to the Permitted Exceptions and the rights of tenants currently occupying the Property, and any matters specifically set out in this Agreement.

          Section 12.  Prorations and Credits.

          (a)          At the Closing, all rents due under the IDB Lease (if applicable) and the Boeing Lease shall be prorated through escrow as of 11:59 p.m. CST on the Closing Date (the “Proration Date”). Seller shall be charged for and credited with all prorated items up to and including the Proration Date and Purchaser shall be charged for and credited with all of same after the Proration Date. In the event any amount to be prorated is unknown at the Closing, Purchaser’s best estimate of the amount therefor shall be used at the Closing, and thereafter, the Parties shall adjust such prorations within ten (10) days after receipt of notice, accompanied by copies of the statement(s) or invoice(s) therefor, from the Party receiving same. The Parties shall undertake a final accounting (and appropriate payments shall be made pursuant thereto) for all prorated items within forty-five (45) days after the Closing Date. The provisions of this Section 12(a) survive the Closing.

          (b)          Ad valorem taxes, maintenance fees, and assessments with respect to the Property for the tax year in which the Closing occurs and which are paid by Seller, if any, shall be prorated as of the Closing Date.

          (c)          All costs and expenses of operating the Property paid by Seller, if any, shall be determined by mutual agreement of the Parties as of the Proration Date and paid by Seller.

          (d)          Charges for utility service to the Property (including, without limitation, water, wastewater, telephone, gas, and electricity) are paid by The Boeing Company and shall not be prorated.  Seller shall not do anything to cause such utility service to be terminated.

          (e)          At the Closing Buyer shall receive a credit of $1,200,000 for the HVAC Allowance and the Additional Amount under the Boeing Lease.

          Section 13.  Notices.

          Any notice, notification, instrument, document, or information (collectively, a “Notice”) which is required, provided, or permitted to be sent, furnished, or delivered pursuant to the provisions of this Agreement must be in writing and must be mailed (postage prepaid, United States Postal Service Certified Mail, Return Receipt Requested), delivered (by a nationally recognized delivery service such as Federal Express or UPS), or telecopied or sent by electronic mail to the addressee as follows:

if to Purchaser, to:	Corcoran Capital LLC
500 Wilson Pike Circle, Suite 228
Brentwood, TN 37027
Attention: Tom Corcoran
Telephone number: (615) 386-9242
Fax Number: (615) 298-5974
Email: tcorcoran@corcoranmaddox.com

with a copy to:	Miller & Martin PLLC
1200 One Nashville Place
150 Fourth Avenue North
Attention: Robert M. Holland, Jr.
Telephone number: (615) 244-9270
Fax number: (615) 256-8197
Email: rholland@millermartin.com

if to Seller, to:	Verilink Corporation
11551 E. Arapahoe Rd., Suite 150
Centennial, CO 80112-3233
Attention: Vice President & CFO
Telephone number: 303.968.3012
Fax number: 303.968.3095

with a copy to:	Lanier Ford Shaver & Payne P.C.
200 West Side Square, Suite 5000
Huntsville, Alabama 35801
Attention: Paul B. Seeley
Telephone number: 256.535.1100
Fax number: 256.533.9322

or to such other telecopier number or address within the continental United States of which any addressee shall notify each other addressee. Provided the sender of a Notice sent by facsimile or electronic mail receives, before 5:00 p.m. CST on any business day, electronic confirmation of receipt of such Notice by the addressee(s), such Notice shall be effective and deemed received by the addressee(s) on such date; if the electronic confirmation of receipt is received by the sender of a Notice after 5:00 p.m. CT on any business day, the Notice shall be effective and deemed received by the addressee(s) on the next business day. Notwithstanding the immediately preceding sentence, provided a Notice is received prior to 5:00 p.m. CT on any business day, such Notice shall be effective as of the date actually received by an addressee, however addressed or delivered. Any Notice sent, furnished, or delivered by a Party’s counsel shall be as effective as if sent, furnished, or delivered by such Party.

          Section 14.  Brokers; Commission.

          Each Party represents and warrants to the other that no real estate broker, agent, salesperson, or consultant has been used, consulted, or retained by such Party in connection with this Agreement or the Property except for Colonial Properties Trust (“Broker”). Seller shall pay Broker a real estate commission at Closing an amount to be determined pursuant to separate commission agreements between Seller and Broker. Each Party agrees to indemnify the other Party against all liability for all compensation, commissions, finder’s, and other fees (including reasonable attorney’s fees and costs of court) attributable to this Agreement or the Property which are alleged to be due by the authorization or on account of the actions of the indemnifying Party, other than the commissions to be paid by Seller to Broker as provided by this Section 14. The provisions of this Section 14 survive the Closing or any termination of this Agreement.

          Section 15.  Assignment.

          Without the prior written consent of the other Party, neither Party shall assign this Agreement or any of its duties, obligations, undertakings, agreement, rights, or remedies pursuant to this Agreement, except that Purchaser may without Seller’s consent assign this Agreement to an entity owned or controlled by Purchaser or the principals thereof.

          Section 16.  Remedies.

          (a)          Elections to Terminate: In the event (i) Purchaser timely terminates this Agreement pursuant to Sections 5(b)(ii), 6(e), 7(c), 16(c), 17(d), 18(b), or any other provision of this Agreement which allows Purchaser to terminate this Agreement; or (ii) Seller timely terminates this Agreement pursuant to the provisions of Section 7(e) hereof, or any other provision of this Agreement which allows Seller to terminate this Agreement, then, in any of such events, the termination of this Agreement is effective as of the date the non-terminating Party receives the terminating Party’s Notice of termination. Upon any such termination of this Agreement, neither Party has any further rights, duties, or obligations hereunder; each Party shall execute and deliver to the other Party the release of this Agreement described in Section 16(d) hereof. The provisions of this Section 16(a) survive any termination of this Agreement.

          (b)          Purchaser Defaults: In the event (i) of the existence of any uncured default by Purchaser hereunder; or (ii) Purchaser does not purchase the Property on the Closing Date for any reason other than (A) the prior termination of this Agreement pursuant to the provisions hereof, (B)  the existence of any unsatisfied condition to Purchaser’s obligations hereunder; or (C) the existence of an uncured default by Seller hereunder; then, at such time or at any time thereafter, as Seller’s sole and exclusive remedy for any such default or event, Seller is entitled (but not required) to terminate this Agreement by notifying Purchaser thereof. Upon Seller’s termination of this Agreement pursuant to this Section 16(b), neither Party has any further rights, duties, or obligations hereunder, except for any indemnification obligations contained herein. The Parties have agreed that Seller’s actual damages in the event of a default by Purchaser would be extremely difficult or impractical to determine. Therefore, the Parties acknowledge that Fifty Thousand Dollars ($50,000.00) has been agreed upon, after negotiation, as the Parties’ reasonable estimate of Seller’s damages and, except as provided in the next sentence, as Seller’s exclusive remedy against Purchaser in the event of any default by Purchaser in Purchaser’s obligations pursuant to this Agreement. In addition to such liquidated damages, Seller shall be entitled to enforce Seller’s remedies under any indemnification contained in this Agreement and to collect any attorneys’ fees and other costs incurred in enforcing the provisions of this Section 16(b). The provisions of this Section 16(b) shall survive any termination of this Agreement.

          (c)          Seller Defaults: If Seller fails or refuses to timely perform any of Seller’s agreements, undertakings, or obligations under this Agreement or otherwise defaults hereunder, then Purchaser is entitled to a full refund of the Escrow Deposit and to exercise the remedies provided to Purchaser herein. The Parties have agreed that Purchaser’s damages in the event of a default by Seller will be limited to the greater of (i) Fifty Thousand Dollars ($50,000.00), or (ii) Purchaser’s actual documented reasonable expenses incurred in connection with its efforts to purchase the Property. In addition to such damages, Purchaser shall be entitled to enforce Purchaser’s remedies under any indemnification contained in this Agreement and to collect any attorneys’ fees and other costs incurred in enforcing the provisions of this Section 16(c). The provisions of this Section 16(c) survive any termination of this Agreement.

          (d)          Releases: In the event of a termination of this Agreement by either Party, subject to the provisions of this Agreement which survive any such termination, (i) Purchaser shall immediately execute, acknowledge, and deliver to Seller a release of Seller and all duties, obligations, undertakings, agreements, and liabilities of Seller to Purchaser pursuant to this Agreement or otherwise relating to the Property; and (ii) Seller shall immediately execute, acknowledge, and deliver to Purchaser a release of Purchaser and all duties, obligations, undertakings, agreements, and liabilities of Purchaser to Seller pursuant to this Agreement or otherwise relating to the Property. The provisions of this Section 16(d) survive any termination of this Agreement.

          Section 17.  Damage or Destruction to the Property.

          (a)          Seller bears the risk of loss or damage to the Property until Seller has delivered possession of the Property to Purchaser pursuant to Section 11(c) hereof. Thereafter, Purchaser bears the risk of loss.

          (b)          Any loss, damage, or destruction to the Property after the Effective Date is a “Casualty”. Seller shall notify Purchaser of any Casualty within two (2) days after the Casualty and shall provide Purchaser with copies of Seller’s insurance policies and correspondence with respect to such Casualty. A Casualty is “substantial” if the cost of restoring, replacing, and/or repairing such loss, damage, or destruction to the Property exceeds One Hundred Thousand Dollars ($100,000.00).

          (c)          In the event of a Casualty which is not “substantial”, before the Closing, Seller shall fully repair the Casualty by causing the improvements and/or personal property to be restored and/or replaced to the condition in which they existed immediately prior to the Casualty. If Seller is unable, in the exercise of Seller’s best efforts and due diligence, to fully repair the Casualty prior to the Closing, at Purchaser’s option, Purchaser may (i) extend the Closing Date to allow Seller sufficient time to fully repair the Casualty; or (ii) without extending the Closing Date, accept the Property in its condition on the Closing Date and receive a credit through escrow against the Purchase Price in an amount equal to the reasonable cost to fully complete the repair, replacement, and restoration of the Property to its condition prior to the Casualty, in which event, Seller shall be entitled to receive and retain all insurance proceeds with respect to the Casualty.

          (d)          In the event of a Casualty which is “substantial”, by Notice to Seller within twenty (20) days after Purchaser receives Seller’s Notice of the Casualty, Purchaser may terminate this Agreement in accordance with the provisions of Section 16(a) hereof. If Purchaser does not terminate this Agreement in accordance with the preceding sentence or as otherwise provided in this Agreement, at the Closing, Purchaser shall accept the Property in its then current condition, and shall receive a credit against the Purchase Price in an amount equal to the insurance proceeds paid to Seller as a result of such casualty, in which event, Seller shall be entitled to receive and retain all insurance proceeds with respect to the Casualty.

          Section 18.  Condemnation of the Property.

          (a)          Any proceeding seeking the use or taking of any portion of or interest in the Property is a “Taking”.  Seller shall notify Purchaser of a Taking within two (2) days after the commencement thereof.

          (b)          Within twenty (20) days after Purchaser receives Seller’s Notice of a Taking, Purchaser may terminate this Agreement in accordance with the provisions of Section 16(a) hereof. If Purchaser does not terminate this Agreement in accordance with the preceding sentence or as otherwise provided in this Agreement, at the Closing, Purchaser shall accept the Property subject to the Taking in its then current condition, and shall receive a credit against the Purchase Price in the amount of all awards, damages, and compensation payable on account of such Taking. In such event, Seller shall be entitled to all condemnation awards payable with respect to the Property.

          Section 19.  Indemnity by a Party.

          (a)          When a Party agrees to indemnify the other Party in this Agreement, at the sole cost and expense of the indemnifying Party, the indemnifying Party shall indemnify, keep indemnified, defend, and hold the indemnified Party, and the directors, partners, members, shareholders, employees, agents, attorneys, heirs, legal representatives, successors, and assigns of the indemnified Party, harmless from and against any and all claims, demands, actions, causes of action, damages, losses, liabilities, fees (including attorney’s fees), costs (including costs of court), and expenses in any way or manner attributable to any action, conduct, omission, or failure to act by the indemnifying Party, or any director, partner, member, shareholder, employee, agent, attorney, independent contractor, licensee, invitee, or other person or entity acting or allegedly acting for or on behalf of the indemnifying Party, with respect to the matter(s) being indemnified against.

          (b)          Seller shall indemnify Purchaser against liability with respect to the following matters, to the extent the same occurred prior to the Closing Date: (i) third party claims for death, personal injuries, and/or damage to personal property suffered at the Property; (ii) the cost of work or services performed at or in connection with the Property; and (iii) the cost of goods or materials ordered for or delivered to the Property.  Notwithstanding anything to the contrary contained in this paragraph 19(b), Purchaser shall first avail itself of any indemnification remedies available to it under the Boeing Lease before proceeding with any indemnification claim against Seller pursuant to this paragraph, and to the extent Purchaser is made whole under any indemnification claim pursuant to the Boeing Lease, the indemnities under this paragraph against Seller shall not apply; provided, however, that to the extent Purchaser is not made whole for any reason on any such indemnification claim under the Boeing Lease, it may proceed against Seller under this paragraph 19(b).

          (c)          Purchaser shall indemnify Seller against liability with respect to the following matters, to the extent the same first occur after the Closing Date; (i) third party claims for death, personal injuries and/or damage to personal property suffered at the Property; (ii) the cost of work or services performed at or in connection with the Property; and (iii) the costs of goods or materials ordered for or delivered to the Property.

          Section 20.  Tax Free Exchange.

          If either Party (the “Notifying Party”) notifies the other Party (the “Other Party”) prior to the Closing Date that the Notifying Party wishes to attempt to effectuate a “tax-free” exchange pursuant to Section 1031 of the Internal Revenue Code in connection with the transaction contemplated in this Agreement, the Other Party shall cooperate with the Notifying Party, at no cost, expense, or liability to the Other Party, in the Notifying Party’s attempt to effectuate such exchange, but the Other Party makes no representations to the Notifying Party that any such exchange shall be treated as “tax-free” by the Internal Revenue Service. The Notifying Party agrees to indemnify the Other Party from all liability with respect to any action which the Notifying Party requests the Other Party to take pursuant to this Section 20, and to reimburse the Other Party for all fees, costs, and expenses (including reasonable attorney’s fees) incurred by the Other Party as a result of the Notifying Party’s election to participate in a Section 1031 exchange. The Other Party shall not be required to hold title to any real estate or other assets in order to cooperate with the Notifying Party’s Section 1031 exchange.

          Section 21.  Miscellaneous Provisions.

          (a)          Entire Agreement. This Agreement contains the entire agreement between the Parties concerning the Property. This Agreement supersedes all prior and contemporaneous oral and written representations, warranties, covenants, and agreements by or between the Parties with respect to the Property.

          (b)          Binding Effect. This Agreement is binding upon, and inures to the benefit of, the Parties and their respective heirs, legal representatives, successors, and assigns. Except for the Parties and their respective heirs, legal representatives, successors, and assigns, no person or entity has any rights or benefits under this Agreement, and no person or entity is a third party beneficiary of this Agreement.

          (c)          Attorney’s Fees. If either Party employs an attorney to enforce or protect such Party’s interests arising under this Agreement or under any other document executed by such Party in connection herewith, the non-prevailing Party in any action or proceeding resulting therefrom shall pay to the prevailing Party all reasonable attorneys’ fees incurred by the prevailing Party in connection therewith.

          (d)          Time is of the Essence. Time is of the essence in the performance of each Party’s respective obligations under this Agreement.

          (e)          Saturday, Sunday, and Legal Holidays; Times. If any date for the performance of any matter pursuant to this Agreement falls on a Saturday, Sunday, or legal holiday observed by the United States Postal Service in the county where the Land is located, then such date shall be extended to the next calendar day that is not a Saturday, Sunday, or such legal holiday (a “business day”). All references herein to a particular time on a particular date refer to the local time (daylight or standard) in the city where the Closing is to occur.

          (f)          Presumption Concerning Interpretation and Construction. Although the first draft of this Agreement was prepared by counsel for Seller, the Parties and their respective counsel have reviewed and participated in the drafting of the final form of this Agreement. Accordingly, in the event of any conflict or ambiguity in the provisions of this Agreement, there shall be no presumption in favor of either Party with respect to the interpretation or construction hereof.

          (g)          Section Headings. The headings of the various Sections in this Agreement are for the convenience of the Parties, do not modify the provisions thereof, and are not to be used in construing or interpreting such provisions.

          (h)          Severability. This Agreement is intended to comply with and be performed in accordance with (and only to the extent permitted by) all applicable laws, statutes, ordinances, rules, regulations, and restrictions.  If any provision of this Agreement is invalid or unenforceable for any reason or to any extent, the remainder of this Agreement is not affected thereby, and each provision of this Agreement is valid and enforced to the fullest extent not prohibited by law.

          (i)          Waivers; Modifications. No delay on the part of a Party in exercising any right or remedy hereunder operates as a waiver thereof, nor does any specific waiver by a Party of any right or remedy hereunder operate or constitute a waiver of any other right or remedy hereunder, nor does any single or partial waiver or exercise of any right or remedy hereunder preclude any other or further exercise thereof, or the exercise of any other right or remedy hereunder (unless the provisions of this Agreement which establish any such right or remedy provide otherwise). No waiver of any right or remedy hereunder is valid or enforceable unless in writing and signed by the Party against whom such waiver is sought to be enforced. No modification of this Agreement is effective unless in writing, signed by the Parties.

          (j)          Governing Law; Venue. This Agreement has been negotiated, executed, and delivered in the State of Alabama, is intended to be performed in the State of Alabama, and the substantive laws of the State of Alabama (without reference to choice of law principles) govern the interpretation and enforcement of this Agreement.

          (k)          Materiality. Each Party’s representations, warranties, covenants, agreements, waivers, and releases set forth herein are material and have been relied on by the other Party in entering into this Agreement. All representations, warranties, covenants, and agreements (express or implied) of the Parties survive the Closing or a termination of this Agreement.

          (l)          Relationship of Parties. No provision of this Agreement and no act or failure to act of the Parties shall be deemed or construed by any Party, person, entity, or court to create any relationship between the Parties of principal and agent, of partnership, of joint venture, or of any association whatsoever, other than the relationship of a vendor and a vendee. The Parties are not in any fiduciary relationship.

          (m)          Number and Gender of Words. Whenever a word or term is defined or used herein in any number (singular or plural), the same includes and applies to any one or more thereof, and to each thereof, jointly and severally, and words of any gender include each other gender.

          (n)          Counterparts. This Agreement is executed in multiple counterparts, each of which is an original, but all of which, taken together, constitute one and the same document binding upon the Parties, notwithstanding that the Parties are not signatories to the same counterpart. In order to facilitate the transaction contemplated herein, telecopied signatures may be used in place of original signatures on this Agreement. Each Party intends to be bound by such Party’s telecopied signature on the telecopied document, is aware that the other Party is relying on such Party’s telecopied signature, and hereby waives any defenses to the enforcement of this Agreement based on the form of signature.  Immediately following any facsimile transmittal, the Parties shall promptly deliver the original executed document by reputable overnight courier in accordance with the provisions of Section 13 hereof.

          EXECUTED in multiple original counterparts on the date written below the respective signatures of the Parties.

SELLER:

VERILINK CORPORATION

By:	/s/ Leigh S. Belden

Its:	President and CEO

Date:	November 2, 2005

PURCHASER:

CORCORAN CAPITAL LLC

By:	/s/Thomas F. Corcoran

Its:	Manager

Date:	November 2, 2005

          The Title Company acknowledges receipt of an executed copy of this Agreement. Subject to further escrow instructions mutually agreeable to the Parties and the Title Company, the Title Company agrees to hold and disburse the Escrow Deposit and all other funds received by the Title Company in accordance with the provisions of this Agreement. The Title Company will immediately deliver to each of Seller’s counsel and Purchaser’s counsel one (1) original counterpart of this Agreement executed by the Parties and the Title Company.

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Paul B. Seeley

Paul B. Seeley, its agent

Date:	November 4, 2005